FIRST AMENDMENT TO AFFILIATION AGREEMENT
                        AND AGREEMENT AND PLAN OF MERGER

         THIS FIRST AMENDMENT TO AFFILIATION AGREEMENT AND AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into as of the 16TH day of September, 1997, by and among Omega Orthodontics, Inc., a Delaware corporation ("OMEGA" or the "Surviving Entity"); Robert R. Schmisseur, D.D.S. ("Dr. Schmisseur"), who is duly licensed to practice orthodontics in the state of Illinois (the "State"); Robert R. Schmisseur, D.D.S., P.C., an Illinois professional corporation (the "Orthodontic Entity").


                                    RECITALS

         A. Omega, Dr. Schmisseur and the Orthodontic Entity entered into that certain Affiliation Agreement And Agreement and Plan Of Merger dated as of the 10th day of March, 1997 (the "Agreement").

         B. The Agreement contemplated that Omega Orthodontics of Champaign, Inc., a to be formed Delaware corporation, would, when formed, join in the Agreement by subsequently executing this Agreement.

         C. The parties thereto desire to amend the Agreement so as to modify the Consideration set forth in Section 2.1(b), to modify the timeframes set forth in Sections 2.3 and 10.1(b), and to delete all references to Omega Orthodontics of Champaign, Inc.

         Capitalized Terms used by not defined in this Amendment shall have the meanings ascribed to them in the Agreement.

         NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged to the full satisfaction of the parties hereto, the parties hereto agree as follows:

         1. Section 2.1(b) is hereby deleted in its entirety and the following substituted in its place:

         "(b) At the Effective Time, the Interests of Orthodontic Entity outstanding immediately prior to the Effective Time shall, on such date, by virtue of the Merger and upon surrender to OMEGA of the certificates therefor, duly endorsed and transferable, free and clear of any liens, encumbrances, restrictions or claims of any kind (other than those liens, encumbrances, restrictions and claims expressly disclosed to OMEGA and affirmatively accepted by OMEGA prior to the Effective Time), without any further action on the part of any holder thereof, be converted into the right to receive an aggregate consideration (the "Consideration") of:


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         (i) Two Hundred Eighteen Thousand, Forty Two Dollars ($218,042.00) in
cash (the "Cash Component");

         (ii) Five Hundred Eight Thousand, Seven Hundred Sixty Four Dollars ($508,764.00) to be represented by issuance to Dr. Schmisseur of shares of OMEGA common stock ("OMEGA Stock") based on a value per share equal to 100% of the IPO Price (as defined below in Section 2.3) (the "Stock Component"), which shall thereupon be issued to Dr. Schmisseur, fully paid and nonassessable."

         2. All references in the Agreement to "Purchase Note" or "Note Component" are hereby deleted.

         3. The first sentence of Section 2.3 is hereby deleted in its entirety and the following substituted in its place:

         "2.3 Time and Place of Closing. The closing of the transactions contemplated hereby (herein called the "Closing") shall be held immediately before the Effective Time at the offices of Robinson & Cole, One Boston Place, Boston, Massachusetts 02108 on the date of the closing of OMEGA's initial public offering of its securities (the "IPO Closing") pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act") ("IPO"), or at such other place, date or time as may be fixed by mutual agreement of the parties; provided, however, that in no event shall the Closing date be extended beyond seven months from the date of this Agreement."

         4. Section 10.1(b) is hereby deleted in its entirety and the following substituted in its place:

         "(b) If the IPO is not successfully completed within seven (7) months of this Agreement, this Agreement may be terminated by OMEGA or Dr. Schmisseur upon written notice to the other party, and if so terminated, all obligations of the parties hereunder shall terminate without any further liability of either party to the other, except that each party shall remain obligated in respect of the provisions of Section 10.3 and 10.7 which shall survive any such termination."

         5. Recital F is hereby deleted in its entirety and the following substituted in its place:

         "F. Subject to the terms and conditions of this Agreement, OMEGA and Dr. Schmisseur have determined that it is in the best interests of each to effect a merger of the Orthodontic Entity with and into Omega (the "Merger") as provided in Section 2.1 hereof."

         6. All references in the Agreement or this Amendment to "Acquisition" to "Surviving Entity" shall mean Omega Orthodontics, Inc. All references in the Agreement to Omega Orthodontics of Champaign, Inc., are hereby deleted, Omega Orthodontics of Champaign, Inc. no longer being a party to the Agreement.


                                      -2-

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         7.       Sections 1.3 and 7.2 are hereby deleted in their entirety.

         8. Except as expressly modified, amended and supplemented in this Amendment, the terms of this Agreement remain unchanged and in full force and effect on the date hereof.

         IN WITNESS WHEREOF the parties hereto have caused this Amendment to be executed as of the date set forth above by their duly authorized representatives.


                                   /s/ Robert R. Schmisseur, D.D.S.
                                   ---------------------------------------
                                   Printed Name: Robert R. Schmisseur, D.D.S.


                                   Robert R. Schmisseur, D.D.S., P.C.


                                   By: /s/ Robert R. Schmisseur, D.D.S.
                                      ------------------------------------------
                                      Printed Name: Robert R. Schmisseur, D.D.S.
                                      Its President
                                          --------------------------------------
                                      Duly Authorized


                                    OMEGA ORTHODONTICS, INC.

                                    By: /s/ Robert J. Schulhof
                                       -------------------------------------
                                       Printed Name: Robert J. Schulhof
                                       Its President and Chief Executive Officer
                                       Duly Authorized